Exhibit 10.1

Stanley Consultants Inc.
 A Stanley Group Company
Engineering, Environmental and Constructin Services – Worldwide

July 7, 2006

Mr. Chuck Sand
Soy Energy LLC
P. O. Box 663
Marcus, Iowa 51035

Dear Mr. Sand:

Subject: Proposal to Provide Environmental Permitting Services

Project Understanding

Soy Energy LLC is working with the Bratney Company to develop and build a biodiesel facility with a capacity of 37,000,000 gallons per year. The new facility is to be located in Cherokee County in Northwest Iowa between the towns of Marcus and Cleghorn. Soy Energy LLC is requesting assistance in obtaining all of the environmental permits to operate the facility.

Scope of Services

Stanley Consultants, upon receiving the necessary facility information from either Soy Energy LLC or the Bratney Company, will prepare for submission to the Iowa Department of Natural Resources a facility air and wastewater permit application. The air permit application proposed will have potential emissions below Title V thresholds and does not require air modeling.

Soy Energy LLC anticipates that more than 1,000,000 gallons of oil will be stored onsite. To meet the State of Iowa and EPA stormwater requirements, Stanly Consultants will prepare an Integrated Facility Plan that meets the operating facility Stormwater Pollution Prevention Plan/Spill Control and Countermeasure Plan and the Facility Response Plan. Once completed, the Integrated Facility Plan will be submitted to the EPA.

Prior to starting site work and construction, a Stormwater Construction Permit that includes a Stormwater Pollution Prevention Plan needs to be obtained. Stanly Consultants will gather the information from the selected contractor, Soy Energy LLC, and the Bratney Company and include the information in the permit application. Stanley Consultants will work with the selected contractor to make sure that he understands the permit conditions. It is the selected contractor’s responsibility to comply with the permit conditions.

Wastewater and its treatment are unique at each biodiesel facility location because of several variables. These include using refined soy oil versus crude oil, corn oil and animal fats. Using refined oil generates fewer amounts of contaminants in the wastewater that need to be treated prior to being discharged. Most of the by-products generated from using the other feedstock streams can be recycled, but have the potential of increasing the amount of contaminants in the wastewater that need to be treated prior to discharge.

The discharge point is another variable. If the wastewater is discharged to a Public Owned Treatment Works, little or no treatment may be required by the biodiesel facility. If the facility is direct discharging to the large river, the amount of required treatment may be less than if discharging to a small stream. Direct discharging will involve some form of treatment. The treatment cost can be determined by the amount of contaminants that need to be removed.

Since each facility and operating scenario is unique, Stanley Consultants is available to provide Soy Energy LLC with treatment and cost scenarios to assist them in determining the best strategy for their operation both present and future. This work would be performed at the direction of Soy Energy LLC under the Environmental Assistance portion of the Estimated Costs.

Project Schedule

Stormwater Construction Permit Application

Within two weeks of receiving all necessary facility information from Soy Energy LLC, Bratney Company, and the selected contractor, Stanley Consultants will file for a Stormwater Construction Permit. Once filed, construction can start immediately.

Facility Air Permit Application

Within two weeks of receiving the necessary facility information from Soy Energy LLC and Bratney Company, Stanley Consultants will have completed the draft permit application. One week after receiving comments from Soy Energy LLC, the final permit application will be submitted to IDNR. As long as the permit potential to emit is below the threshold of a Title V permit, construction activity can begin immediately, but the facility cannot operate until the permit is received. A typical approval cycle for this type of permit is four to six weeks after receiving a completed application.

Wastewater Permit Application

Within two weeks of receiving the necessary facility information from Soy Energy LLC and Bratney Company, Stanley Consultants will have a completed the draft permit application. One week after receiving the comments from Soy Energy LLC, the final permit application will be submitted to IDNR. The facility cannot discharge wastewater until the permit has been approved. A typical approval cycle for this type of permit is approximately six to nine months after receiving a completed application.

Integrated Facility Plan

Within two months of receiving the necessary facility information from Soy Energy LLC and Bratney Company, Stanley Consultants will have completed a draft Integrated Facility Plan. One week after receiving comments from Soy Energy LLC, the final plan will be submitted to the EPA. No oil can be stored in the tanks until after the plan has been submitted to the EPA.

Estimated Costs

These estimated costs are based on the fact that requested facility information by Stanley Consultants will be provided by either Soy Energy LLC or Bratney Company in a timely manner:

•	Facility Air Permit that is below Title V thresholds and does not require air modeling - $11,500

•	Wastewater discharge permit application (NPDES or POTW) - $7,500

•	Stormwater Construction Permit application - $8,000

•	Integrated Facility Plan - $23,000

•	Environmental wastewater cost assistance (at the direction of the client) - $30,000

We will complete this work on a time and materials basis not to exceed $80,000 without prior authorization from you. Our Standard Terms and Conditions, along with our Hourly Fees and Charges (Form C 06-07), are attached. Please sign below if you would like us to proceed with this work. If you issue a purchase order, please reference this letter and its terms. Any terms and conditions printed on your purchase order will not apply to this contract.

Thank you for considering Stanley Consultants, Inc. for this project. If you have any questions or need additional information, please call me.

Sincerely,

Stanley Consultants, inc.

/s/ Rebecca Lance Svatos

Rebecca Lance Svatos, P.E.
Manager, Iowa City Office

Authorization-to-Proceed

Soy Energy, LLC

/s/ Charles Sand Chairman	July 11, 2006

Signature	Date

Stanley Consultants	Standard Terms and Conditions

1.	CLIENT’S RESPONSIBILITIEIS

1.1	Name CLIENT’s representative with authority to receive information and transmit instructions for CLIENT.

1.2	Provide CLIENT’s requirements for project, including objectives and constraints, design and construction standards, bonding and insurance requirements, and contract forms.

1.3	Provide available information pertinent to project upon which CONSULTANT may rely.

1.4	Arrange for access by CONSULTANT upon public and private property, as required.

1.5	Examine documents presented by CONSULTANT, obtain legal and other advice as CLIENT deems appropriate, and render written decisions within reasonable time.

1.6	Obtain consents, approvals, licenses, and permits necessary for project.

1.7	Advertise for and open bids when scheduled.

1.8	Provide services necessary for project but not within scope of CONSULTANT’s services.

1.9

Indemnify CONSULTANT, its employees, agents and consultants against claims arising out of CONSULTANT’s design, if there has been a deviation from the design beyond the CONSULTANT’s control or failure to follow CONSULTANT’s recommendation and suchdeviation or failure caused the claims.

1.10	Promptly notify CONSULTANT when CLIENT learns of contractor error or any development that affects scope or timing of CONSULTANT’s services.

2.	PERIOD OF SERVICE

2.1	CONSULTANT is not responsible for delays due to factors beyond its control.

2.2	If CLIENT requests changes in project, compensation for and time of performance of CONSULTANT’s services shall be adjusted appropriately.

3.	CONSTRUCTION COST AND COST ESTIMATES

3.1

Construction Cost. Construction cost means total cost of entire project to CLIENT, except for CONSULTANT’s compensation and expenses, cost of land, rights-of-way, legal and accounting services, insurance, financing charges, and other costs which are CLIENT’s responsibility as provided in this Agreement.

3.2

Cost Estimates. Since CONSULTANT has no control over cost of labor, materials, equipment or services furnished by others, over contractors’ methods of determining prices, or over competitive bidding or market conditions, its estimates of project construction cost will be made on the basis of its employees’ experience and qualifications and will represent their best judgment as experienced and a qualified professionals, familiar with the construction industry. CONSULTANT does not guarantee that proposals, bids, or actual construction cost will not vary from its estimates of project cost.

4.	GENERAL

4.1	Termination.

4.1.1	Either party may terminate their obligation to provide further services upon twenty (20) days’ written notice after substantial default by other party through no fault of terminating party.

4.1.2

CLIENT may terminate CONSULTANT’s obligation to provide further services upon twenty (20) day’s written notice if project is abandoned. In such event, progress payments due CONSULTANT for services rendered, plus unpaid reimbursable expenses and termination charge, shall constitute total compensation due.

4.2	Reuse of Documents.

4.2.1

All tangible items prepared by CONSULTANT are instruments of service, and CONSULTANT retains all copyrights. CLIENT may retain copies for reference, but reuse on another project with CONSULTANT’s written consent is prohibited. CLIENT will indemnify CONSULTANT, its employees, agents, and consultants against claims resulting from such prohibited reuse. Said items are not intended to be suitable for completion of this project by others.

4.2.2	Submittal or distribution of items in connection with project is not publication in derogation of CONSULTANT’s rights.

4.3	Payment.

4.3.1	CONSULTANT shall submit a monthly statement for services rendered and reimbursable expenses incurred. CLIENT shall make prompt monthly payments.

4.3.2

If CLIENT fails to make payment within thirty (30) days after receipt of statement, interest at maximum legal rate or at a rate of 18%, whichever is less, shall accrue; and, in addition, CONSULTANT may, after giving seven (7) days’ written notice, suspend services until it has been paid in full all amounts due it.

4.3.3	CLIENT has provided and shall provide for payment from one or more lawful sources of all sums to be paid to CONSULTANT.

4.3.4	CONSULTANT’s compensation shall not be reduced on account of any amounts withheld from payments to contractors.

4.4	Controlling Law. Agreement shall be governed by Iowa law.

4.5	Successors and Assigns.

4.5.1

The parties bind themselves, their successors, and legal representatives to the other party and to successors and legal representatives of such other party, in respect to all covenants and obligations of this Agreement.

4.5.2

Neither party shall assign, sublet, or transfer any interest in this Agreement without written consent of the other, provided CONSULTANT may employ such independent consultants, associates, and subcontractors as it may deem appropriate.

4.5.3	Nothing in this Agreement shall be construed to give any rights or benefits to anyone other than the parties.

4.6	CONSULTANT’s Accounting Records. Records of CONSULTANT’S personnel time, reimbursable expenses, and accounts between parties shall be kept on a generally-recognized accounting basis.

4.7	Separate provision. If any provisions of this Agreement shall be held to be invalid or unenforceable, remaining provisions shall be valid and binding.

4.8	Waiver. No waiver shall constitute a waiver of any subsequent breach

4.9	Warranty.

4.9.1

CONSULTANT shall use reasonable care to reflect requirements of all applicable laws, rules, or regulations of which CONSULTANT has knowledge or about which CLIENT specifically advises in writing, which are in effect on date of Agreement. CONSULTANT INTENDS TO RENDER SERVICES IN ACCORDANCE WITH GENERALLY ACCEPTED PROFESSIONAL STANDARDS, BUT NO OTHER WARRANTY IS EXTENDED, EITHER EXPRESS OR IMPLIED, IN CONNECTION WITH SUCH SERVICES. CLIENT’s rights and remedies in this Agreement are exclusive.

4.9.2

CONSULTANT shall not be responsible for contractors’ construction means, methods, techniques, sequences, or procedures, or for contractors’ safety precautions and programs, or for contractors’ failure to perform according to contract documents.

4.9.3

The CONSULTANT believes that any computer software provided under this Agreement is suitable for the intended purpose, however, it does not warrant the suitability, merchantability, or fitness for a particular purpose of this software.

4.10

Period of Repose. Any applicable statue of limitations shall commence to run and any alleged cause of action shall be deemed to have accrued not later than completion of services to be performed by CONSULTANT.

4.11

Indemnification. To the fullest extend permitted by law, CONSULTANT shall indemnify and hold harmless CLIENT, CLIENT’s officers, directors, partners, employees, and agents from and against any and all claims for bodily injury and for damage to tangible property caused solely by the negligent acts or omissions of CONSULTANT or CONSULTANT’s officers, directors, partners, employees, agents, and CONSULTANT’s consultants in the performance and furnishing of CONSULTANT’s services under this Agreement. Any indemnification shall be limited to the terms and amounts of coverage of the CONSULTANT’s insurance policies and Section 4.12, Limitation of Liability.

To the fullest extent permitted by law, CLIENT shall indemnify and hold harmless CONSULTANT, CONSULTANT’s officers, directors, partners, employees, and agents and CONSULTANT’s consultants from and against any and all claims for bodily injury and for damage to tangible property caused solely by the negligent acts or omissions of CLIENT or CLIENT’s officers, directors, partners, employees, agents, and CLIENT’s consultants with respect to this Agreement on this Project. In addition to the indemnity provided under this section, and to the fullest extent permitted by law, CLIENT shall indemnify and hold harmless CONSULTANT and its officers, directors, partners, employees, and agents and CONSULTANT’s consultants from and against all claims, costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals and all court or arbitration or other dispute resolution costs) caused by, arising out of, or relating to the presence, discharge, release, or escape of asbestos, PCBs, petroleum, hazardous waste, or radioactive material at, on, under, or from the Project site.

4.12

Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE TOTAL LIABILITY, IN THE AGGREGATE, OF THE CONSULTANT AND CONSULTANT’S CONSULTANTS, TO CLIENT AND ANYONE CLAIMING BY, THROUGH OR UNDER CLIENT, FOR ANY AND ALL CLAIMS, LOSSES, COSTS, OR DAMAGES WHATSOEVER ARISING OUT OF, RESULTING FROM, OR IN ANY WAY RELATED TO THE PROJECT OF THIS AGREEMENT FROM ANY CAUSES, INCLUDING BUT NOT LIMITED TO NEGLIGENCE, PROFESSIONAL ERRORS OR OMISSIONS, OR WARRANTEES EXPRESSED OR IMPLIED, OF CONSULTANT OR CONSULTANT’S CONSULTANTS, SHALL NOT EXCEED $100,000 OR THE TOTAL COMPENSATION RECEIVED BY CONSULTANT, WHICHEVER IS GREATER. THIS LIMITATION INCLUDES LIABILITY UNDER SECTION 4.11

4.13	Extent of Agreement. This agreement represents the entire agreement between the parties and may be amended only by written instrument signed by both parties.

4.14

Subrogation Waiver. The parties waive all rights against each other, and against contractors, consultants, agents, and employees of the other for damages covered by any property insurance during construction, and each shall require similar waivers from their contractors, consultants, and agents.

Stanley Consultants, Inc

Hourly Fees and Charges
 Fiscal Year 2006-2007

I.	Compensation for office-based personnel in the contiguous United States for time in the performance of the work shall be in accordance with the following Hourly Fees:

Classification	Hourly Fee
SC-1	32.00
SC-2	40.50
SC-3	48.40
SC-4	55.70
SC-5	62.90
SC-6	70.00
SC-7	77.80
SC-8	84.65

Classification	Hourly Fee
SC-9	91.35
SC-10	99.00
SC-11	106.70
SC-12	114.75
SC-13	123.70
SC-14	132.65
SC-15	143.00
SC-16	154.70

Classification	Hourly Fee
SC-17	166.50
SC-18	180.00
SC-19	195.00
SC-20	210.00
SC-21	225.00
SC-22	250.00

Travel time in the interest of the work and away from the assigned office, either local or intercity, will be charged in accordance with the foregoing schedule. When traveling by public carrier, the maximum charge will be eight hours per day.

II.	Compensation for items of expense and other charges incurred in connection with the performance of the work shall be in accordance with the following schedule:

Automobile	$0.60/mile
Automobile Assigned to Project Site	$40.00/cal. day
Four-Wheel Drive Vehicles	$0.70/mile
Four-Wheel Drive Vehicles Assigned to Project Site	$50.00/cal. day
Computer-Aided Drafting and Design (CADD)	$10.00/plot
Mylar Plots	$18.50/hour
Global Positioning System Receivers	At Cost Plus 10%
Ground Transportation (rental car, taxi, etc.)	At Cost Plus 10%
Air Travel (commercial and charter)	At Cost Plus 10%
Living Expenses (away from assigned office)	At Cost Plus 10%
Telephone and Facsimile	At Cost Plus 10%
Equipment Rental	At Cost Plus 10%
Laboratory Work	At Cost Plus 10%

Soils Testing and Analysis	At Cost Plus 10%
Outside Photographic Work	At Cost Plus 10%
Duplicating Work	(schedule supplied upon request)
Technical Testing and Surveying Equipment	(schedule supplied upon request)

III.	Compensation for purchases, items of expense, and other charges not scheduled above, incurred in connection with the performance of the work, shall be at cost plus 10%.

IV.

Compensation for use of proprietary computer programs shall be as a surcharge rate applied to the data processing system charges. Compensation for outside computer system services shall be at net cost plus a surcharge rate to cover data communication costs. Compensation for programming, data entry, and consultation shall be in accordance with Article I above. (Schedule supplied upon request.)

V.	Interest at the rate of 1-1/2% per month will be charged on invoices not paid within 30 days.

VI.	Charges are subject to revision on or after April 1, 2007.

Form C 06-07